Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Proposed Offering of $500 Million of Senior Notes due 2017

LOS ANGELES, California, March 13, 2012 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced that it intends to offer $500 million aggregate principal amount of senior notes due 2017 (the “Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be offered only to qualified institutional buyers and non-U.S. persons outside of the United States in reliance upon Rule 144A and Regulation S, respectively, under the Securities Act.  The interest rate and other terms of the Notes will be determined at the time of the pricing of the offering.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for other general corporate purposes.

In connection with the offering of the Notes, the Company will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.

The Notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com